UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

HERSHA HOSPITALITY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 2 to the Current Report on Form 8-K filed on June 21, 2005 by Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), is being filed to amend and restate the proforma financial information included as Exhibit 99.2 thereto to reflect the actual terms of Hersha’s offering of $60.0 million of Series A Preferred Shares of Beneficial Interest related to Hersha’s proposed joint venture with Waterford Hospitality Group, LLC and Mystic Hotel Investors, LLC.

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2005, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership subsidiary of Hersha, signed a definitive agreement to enter into a joint venture with Waterford Hospitality Group, LLC (“Waterford”) and Mystic Hotel Investors, LLC (“MHI,” and together with Waterford, the “Waterford Parties”), pursuant to which the parties will establish a joint venture under the name Mystic Partners, LLC (“Mystic Partners”). The Waterford Parties will contribute to Mystic Partners a portfolio of its membership interests (the “Membership Interests”) in nine entities, each of which is either wholly-owned or majority-owned by the Waterford Parties (the “Owners”), which in turn own nine Marriott- and Hilton-branded hotels in Connecticut and Rhode Island with an aggregate value of approximately $250.0 million. Hersha will contribute to Mystic Partners approximately $52.0 million in cash, subject to adjustment (the “Cash Payment”), in exchange for a 66.7% preferred equity interest in the seven stabilized hotel properties in the portfolio and a 50% preferred equity interest in the two newly-developed hotel properties in the portfolio, subject to minority interest participations in certain hotels. The material provisions of the material agreements related to this transaction are described below and attached as exhibits hereto.

Membership Interests Contribution Agreement

The Waterford Parties will contribute the Membership Interests and HHLP will contribute the Cash Payment to Mystic Partners pursuant to a Membership Interests Contribution Agreement, dated June 15, 2005, by and among the Waterford Parties and Hersha, as amended (the “Contribution Agreement”). The Contribution Agreement provides that, following a due diligence review period and at the time the parties make such contributions, Mystic Partners will issue membership interests to HHLP equivalent to a 66.7% interest in the seven stabilized properties and a 50% interest in the two development properties and will issue membership interests to the Waterford Parties representing a 33.3% interest in the seven stabilized properties and a 50% interest in the two development properties in each case, subject to minority interest participations in certain hotels. The stabilized properties include the Residence Inn by Marriott, located in Mystic, Connecticut; the Courtyard by Marriott, located in Warwick, Rhode Island; the Springhill Suites by Marriott, located in Waterford, Connecticut; the Mystic Marriott Hotel and Spa, located in Groton, Connecticut; the Residence Inn by Marriott, located in Southington, Connecticut; the Courtyard by Marriott and the Rosemont Suites, located in Norwich, Connecticut, and the Residence Inn by Marriott, located in Danbury, Connecticut. The development properties include the Hartford Hilton, located in Hartford, Connecticut and the Hartford Marriott, located in Hartford, Connecticut.

The properties will each continue to be owned separately by the Owners. The Owners will be wholly-owned or majority-owned subsidiaries of Mystic Partners. Each Owner will lease its property to a lessee that will be a limited liability company owned by a taxable REIT subsidiary of Hersha and the Waterford parties in the same proportion as their respective ownership of Mystic Partners.

Each Owner will enter into an Asset Management Agreement with an affiliate of Hersha (the “Asset Manager”) to provide asset management services for each property. The Asset Manager will receive a monthly fee of 1% of operating revenues of the stabilized properties and 0.25% of operating revenues of the development properties.

In connection with the execution of the Contribution Agreement, Hersha deposited $1 million and Waterford deposited $250,000 in an escrow account. At the closing, the escrowed funds will be credited toward the respective parties’ contributions to (or cash received from) Mystic Partners at closing. In the event that the transaction does not close as a result of a breach by a party, the other party will be entitled to receive the breaching party’s deposit as a break up fee. In the event of a breach by Waterford that prevents a closing of the transaction, HHLP will be entitled to additional compensation of $250,000 from Waterford as liquidated damages, and in the event of a breach by HHLP that prevents a closing of the transaction, Waterford will be entitled to additional compensation of $1 million from HHLP as liquidated damages. If the transaction does not close but there has been no breach by either party, then the deposits will be returned to the respective parties.

The Contribution Agreement provides that, in connection with the transaction, seven of the properties will be refinanced in an aggregate amount of $109.4 million, that the existing financing for one property will be increased from $25.4 million to $34.8 million, and the existing financings for one property in the aggregate amount of $16.0 million will be assumed at its current level, resulting in total initial outstanding debt on the portfolio of approximately $160.2 million.

The closing of the transaction is subject to certain conditions to closing, including but not limited to:

•	the procurement of new franchise agreements (or satisfactory commitments) for each hotel;

•	completion of the contemplated debt refinancings and re-sizings for the respective properties as described above; and

•	other customary closing conditions for real estate transactions of this nature.

The contribution to Mystic Partners of the ownership interests in the Owner of the Hartford Marriott, which is under construction and has not yet opened, may be deferred until such time as the conditions to closing applicable to such property have been satisfied and it is open for business, has received a certificate of occupancy and has closed on debt financing. In the event that the closing in respect of the Hartford Marriott has not occurred on or prior to November 1, 2005, then the Hartford Marriott will not be part of the transaction.

The Contribution Agreement provides that if the transaction (excluding the contribution of the Hartford Marriott) does not close on or before August 8, 2005, we will have the right to terminate the agreement.

Each party’s transaction costs will be paid by Mystic Partners. In the event that the transaction does not close as a result of failure to satisfy a condition precedent, transaction costs will be allocated approximately 42.0% to the Waterford Parties and 58.0% to Hersha, other than the costs of the refinancings, which will be paid or reimbursed by Waterford.

Mystic Partners Joint Venture Agreement

Hersha and Waterford will form Mystic Partners as a Delaware limited liability company. Waterford will be the managing member of the company. Mystic Partner’s limited liability company agreement (the “JV LLC Agreement”) will provide that in exchange for its contribution of the Membership Interests, Waterford will receive an amount equal to the Cash Payment and membership interests in Mystic Partners representing 33.3% interest in the seven stabilized properties and a 50% interest in the two development properties, subject to minority interest participations in certain hotels. In exchange for the Cash Payment, HHLP will receive membership interests in Mystic Partners representing 66.7% interests in the seven stabilized properties and a 50% interest in the two development properties. Any additional capital contributions to Mystic Partners shall be made 66.7% by Hersha and 33.3% by Waterford in respect of the stabilized properties and 50% by Hersha and 50% by Waterford in respect of the development properties, subject to minority interest participations in certain hotels.

Net cash flow from Mystic Partners will be distributed as follows:

•	first, to HHLP to provide an 8.5% annual non-compounded return on its unreturned capital contributions;

•	second, to Waterford to provide an 8.5% annual non-compounded return on its unreturned capital contributions; and

•	thereafter, to HHLP, 56.7% with respect to net cash flow from stabilized properties and 35% with respect to net cash flow from development properties, and to Waterford, 43.3% with respect to net cash flow from stabilized properties and 65% with respect to net cash flow from development properties.

Proceeds from any capital transactions shall be distributed

•	first, to HHLP in return of its capital contributions in respect to the property generating the capital proceeds;

•	second, to Waterford, in return of its capital contributions in respect of the property generating the capital proceeds ;

•	third, to HHLP to provide an 8.5% return on its capital contributions in respect of such property;

•	fourth, to Waterford to provide an 8.5% return on its capital contributions in respect of such property; and

•	thereafter, to Hersha, 56.7% with respect to capital proceeds from stabilized properties or 35% with respect to capital proceeds from development properties, and to Waterford, 43.3% with respect to capital proceeds from stabilized properties or 65% with respect to capital proceeds from development properties.

The JV LLC Agreement will provide that if, after the formation of the joint venture, either member develops, purchases, owns or manages a hotel property within a five-mile radius of any of the joint venture properties, it shall give the other member the right to participate in such property on terms similar to the parties’ related participations in the joint venture. The JV LLC Agreement also provides that we will have a right of first offer to purchase any of the properties owned by the Waterford Parties to be sold to a third party.

Lessee Companies

As part of the transaction, Hersha’s primary taxable REIT subsidiary will enter into a limited liability company agreement (“Leaseco LLC Agreement”) with the Waterford Parties to form a leasing holding company (“Leaseco”) on terms and conditions similar to and in ownership proportions corresponding to those under the JV LLC Agreement. The Leaseco LLC Agreement will contemplate that Leaseco will establish subsidiary companies (“Lessees”) that will issue ownership interests to their members corresponding to the membership interests in the Owners. The respective Lessees will enter into leases, franchise agreements and the Management Agreements (discussed below) for each property.

Management Agreement

Each property owned by the joint venture will be managed by Waterford Hotel Group, Inc., an affiliate of Waterford. Under a Management Agreement to be entered into between the property manager and each lessee, the property manager will receive a base fee of 3% or 4% of gross revenues of the property, depending on the property, and an incentive fee of 10% of net operating income less debt service after each of Hersha and Waterford receive a 12.0% annual non-compounded return on its unreturned capital contributions (as a result of the net cash flow distributions described above).

The preceding summaries of the Contribution Agreement, JV LLC Agreement, Leaseco LLC Agreement, Management Agreement and Asset Management Agreement are qualified in their entirety by reference to the terms of the actual documents. Copies of the Contribution Agreement, the form of JV LLC Agreement, the form of Leaseco LLC Agreement, the form of Management Agreement and the form of Asset Management Agreement are attached hereto as Exhibits 10.1 through 10.5, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

See Exhibit 99.1

Exhibit 99.1 contains the following financial statements in the following order:

•	Waterford Hospitality Group, LLC and Subsidiaries consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004
•	Waterford Hospitality Group, LLC and Subsidiaries unaudited consolidated financial statements as of and for the three month periods ending March 31, 2005 and 2004; and
•	Mystic Partners, LLC and Subsidiaries unaudited pro forma financial information as of and for the years ending December 31, 2004, 2003 and 2002 and as of and for the three month periods ending March 31, 2005 and 2004, which are being presented to give effect to the exclusion of certain entities and businesses of Waterford Hospitality Group from the assets being contributed to Mystic Partners.

(b)	Pro Forma Financial Information

See Exhibit 99.2

Exhibit 99.2 contains the following pro forma financial information in the following order:

•	unaudited pro forma consolidated statement of operations for the year ended December 31, 2004;
•	unaudited pro forma consolidated balance sheet as of March 31, 2005; and
•	unaudited pro forma consolidated statement of operations for the three months ended March 31, 2005.

(c)	Exhibits

Exhibit 10.1	Membership Interests Contribution Agreement, dated June 15, 2005, by and among Waterford Hospitality Group, LLC, Mystic Hotel Investors, LLC and Hersha Hospitality Group Limited Partnership.*

Exhibit 10.2	Form of Limited Liability Company Agreement of Mystic Partners, LLC.*

Exhibit 10.3	Form of Management Agreement between Lessee and Waterford Hotel Group, Inc.*

Exhibit 10.4	Form of Limited Liability Company Agreement of Leaseco, LLC.*

Exhibit 23.1	Consent of PricewaterhouseCoopers*

Exhibit 99.1	Financial Statements of Business Acquired*

Exhibit 99.2	Pro Forma Financial Statements

*	Filed previously

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: August 2, 2005	By:	/s/Ashish R. Parikh

Ashish R. Parikh
Chief Financial Officer